Exhibit 99.1
For Release: Tuesday, Jan. 14, 2014, 4:30 p.m. EST
GM Declares 30 Cents Per Share Quarterly
Common Stock Dividend
Fortress balance sheet, consistent business results support dividend

DETROIT - General Motors Co. (NYSE: GM) Board of Directors today declared a quarterly dividend of 30 cents per share on its common stock. The dividend is payable March 28, 2014 to all common stockholders of record as of March 18, 2014.

“Today’s General Motors is designing high-quality, world-class vehicles for our customers and delivering consistently solid financial results,” said Dan Akerson, GM chairman and CEO. “The board understands that our investors should share in this success and is pleased to announce a quarterly dividend for our common stockholders.”

According to Dan Ammann, GM executive vice president and chief financial officer: “Our fortress balance sheet, substantial liquidity, consistent earnings and strong cash flow provide the foundation for an ongoing payout. This return to shareholders is consistent with our capital priorities and is an important signal of confidence in our plans for a continuing profitable future.” Ammann will become GM President effective Wednesday (Jan. 15, 2014).

Through the third quarter of 2013, GM achieved 15 straight profitable quarters in which it generated $16.3 billion in adjusted automotive free cash flow. As of Sept. 30, 2013, the company had total automotive liquidity of $37.3 billion and $8.4 billion of automotive debt.
General Motors Co. (NYSE:GM, TSX: GMM) and its partners produce vehicles in 30 countries, and the company has leadership positions in the world's largest and fastest-growing automotive markets. GM, its subsidiaries and joint venture entities sell vehicles under the Chevrolet, Cadillac, Baojun, Buick, GMC, Holden, Jiefang, Opel, Vauxhall and Wuling brands. More information on the company and its subsidiaries, including OnStar, a global leader in vehicle safety, security and information services, can be found at http://www.gm.com.

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CONTACTS:

Tom Henderson
GM Financial Communications
313-410-2704
tom.e.henderson@gm.com

Dave Roman
GM Financial Communications
313-498-1735dave.roman@gm.com

Forward-Looking Statements
In this press release and in related comments by our management, our use of the words “expect,” “anticipate,” “possible,” “potential,” “target,” “believe,” “commit,” “intend,” “continue,” “may,” “would,” “could,” “should,” “project,” “projected,” “positioned” or similar expressions is intended to identify forward-looking statements that represent our current judgment about possible future events. We believe these judgments are reasonable, but these statements are not guarantees of any events or financial results, and our actual results may differ materially due to a variety of important factors. Among other items, such factors might include: our ability to realize production efficiencies and to achieve reductions in costs as a result of our restructuring initiatives and labor modifications; our ability to maintain quality control over our vehicles and avoid material vehicle recalls; our ability to maintain adequate financing sources, including as required to fund our planned significant investment in new technology; our ability to successfully integrate Ally Financial’s international operations; the ability of our suppliers to timely deliver parts, components and systems; our ability to realize successful vehicle applications of new technology; overall strength and stability of our markets, particularly Europe; and our ability to continue to attract new customers, particularly for our new products. GM's most recent annual report on Form 10-K and quarterly reports on Form 10-Q provide information about these and other factors, which we may revise or supplement in future reports to the SEC.